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                        UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                        SCHEDULE 13G

          Under the Securities Exchange Act of 1934
                       (Amendment No. 2)*


                      Frischs Restaurants, Inc.
______________________________________________________________________

                         (Name of Issuer)

                  Common Stock, $.01 Par Value
______________________________________________________________________

                 (Title of Class of Securities)

                            358748101
______________________________________________________________________

                         (CUSIP Number)

                    Date: December 31, 2010
______________________________________________________________________

      (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                       Page 1 of 8 Pages






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CUSIP No.  358748101            13G            Page 2 of 8 Pages


1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NAME OF COMPANY:  Reik & Co., LLC
      TAX ID# 205841151
_____________________________________________________________________

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [  ]
                                                          (b) [  ]
_____________________________________________________________________

3     SEC USE ONLY
_____________________________________________________________________

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      15 West 53rd Street
      Suite 12B
      New York, New York 10019

NUMBER OF         5     SOLE VOTING POWER

SHARES                  236,216
                  ------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER

OWNED BY                0
                  ------------------------------------------------
EACH   		7     SOLE DISPOSITIVE POWER

REPORTING               641,712
                  ------------------------------------------------
PERSON WITH       8     SHARED DISPOSITIVE POWER
			0

_____________________________________________________________________

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	641,712
_____________________________________________________________________

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [ ]
_____________________________________________________________________

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	12.75
__________________________________________________________________

12    TYPE OF REPORTING PERSON
      IA








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CUSIP No. 358748101            13G            Page 3 of 8 Pages


1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      NAME OF CONTACT: William J. Reik, Jr.
      SS#
_____________________________________________________________________

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                           (b)  [X]
_____________________________________________________________________

3     SEC USE ONLY
_____________________________________________________________________

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      15 West 53rd Street
      Suite 12B
      New York, New York 10019
_____________________________________________________________________

NUMBER OF         5     SOLE VOTING POWER

SHARES                  236,216
                  ------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER

OWNED BY                0
                  ------------------------------------------------
EACH              7     SOLE DISPOSITIVE POWER

REPORTING               641,712
                  ------------------------------------------------
PERSON WITH       8     SHARED DISPOSITIVE POWER

                        0
____________________________________________________________________

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	641,712
     _____________________________________________________________________

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                         [ ]
_____________________________________________________________________

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	12.75
     _____________________________________________________________________

12    TYPE OF REPORTING PERSON
      IN








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SCHEDULE 13G                               Page 4 of 8 Pages



Item 1(a)    Name of Issuer:

             Frischs Restaurants, Inc.


Item 1(b)    Address of Issuer's Principal Executive Offices:

             2800 Gilbert Avenue
	     Cincinnati, Ohio  45206

Item 2(a)    Names of Persons Filing:

             Reik & Co., LLC
             William J. Reik, Jr.

Item 2(b)    Addresses of Principal Business Offices:

             15 West 53rd Street
             Suite 12B
             New York, NY 10019

Item 2(c)    Citizenship:

             New York

Item 2(d)    Title of Class of Securities:

             Common Stock

Item 2(e)    CUSIP Number:

             358748101

























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SCHEDULE 13G                                 Page 5 of 8 Pages


Item 3  If This Statement is Filed Pursuant to Rule 13d-1(b), or
        13d-2(b) or (c), Check Whether the Person Filing is a:

        (a)   [ ]  Broker or dealer registered under Section 15 of
                     the Exchange Act.

        (b)   [ ]  Bank as defined in Section 3(a)(6) of the
                     Exchange Act.

        (c)   [ ]  Insurance company as defined in Section 3(a)(19)
                     of the Exchange Act.

        (d)   [ ]  Investment company registered under Section 8 of
                     the Investment Company Act.

        (e)   [X]  An investment adviser in accordance with Rule
                     13d-1(b)(1)(ii)(E);

        (f)   [ ]  An employee benefit plan or endowment fund in
                     accordance with Rule 13d-1(b)(1)(ii)(F);

        (g)   [ ]  A parent holding company or control person in
                     accordance with Rule 13d-1(b)(1)(ii)(G);

        (h)   [ ]  A savings association as defined in Section
                     3(b) of the Federal Deposit Insurance Act;

        (i)   [ ]  A church plan that is excluded from the
                     definition of an investment company under
                     Section 3(c)(14) of the Investment Company Act;

        (j)   [ ]  Group,in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to rule 13d-1(c), check this box
                                                            [ ]

















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SCHEDULE 13G                                  Page 6 of 8 Pages

Item 4      Ownership:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

        (a) Amount Beneficially Owned: 641,712

        (b)	Percent of Class:          12.75%

        (c)	Number of Shares as to Which such Person has:

                (i)   Sole power to vote or direct the vote
		      236,216

                (ii)  Shared power to vote or to direct the vote
		      0

                (iii) Sole power to dispose or to direct the
                      disposition of
		      641,712

                (iv)  Shared power to dispose or to direct the
                      disposition of
		      0

Item 5      Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6      Ownership of More than Five Percent on Behalf of Another
            Person:

The shares owned directly by Reik & Co., LLC, are held on behalf of various clients of the firm. These clients have the right to receive or power to direct the receipt of dividends from, or the proceeds, from the sale of, such securities.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
Company:
       Not applicable

Item 8      Identification and Classification of Members of a Group:
       Not applicable

Item 9      Notice of Dissolution of Group:
       Not applicable










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SCHEDULE 13G                            Page 7 of 8 Pages

Item 10 Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



 		            SIGNATURE:  William J. Reik, Jr.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:	January 28, 2011


                              Reik & Co., LLC
			      COMPANY NAME

  			          By: /s/ William J. Reik, Jr.
			                  Managing Member

































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SCHEDULE 13G                              Page 8 of 8 Pages





EXHIBIT A

This Exhibit explains the relationship between the Reporting Persons. Reik & Co., LLC is a New York corporation registered as an investment adviser under the Advisers Act. Reik & Co., LLC. serves as an investment adviser for individuals and institutions. William J. Reik, Jr. is the Managing Member of Reik & Co., LLC.